                                                                  Exhibit (c)(2)

[LOGO]

Presentation to the
Special Committee of the Board of Directors
of Kenetech Corporation
--------------------------------------------------


Strictly Confidential

October 25, 2000

[LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN]

STRICTLY CONFIDENTIAL               Special Committee of the Board of Directors

Table of Contents
     --------------------------------------------------------------------------

                                                                        Section
     Executive Summary................................................     A

     Company Overview.................................................     B

     Overview of KCH Transaction......................................     C

     Independent Valuation Assessment of Kenetech Corp................     D

     Consideration of Strategic Alternatives..........................     E


                     Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

                                                               Executive Summary

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Executive Summary
     ---------------------------------------------------------------------------

     Background

     We understand that KC Holding Corporation ("KCH" hereinafter) proposes to cause KC Merger Corp. ("KCM" hereinafter), a direct wholly-owned subsidiary of KCH, to make a tender offer (the "Offer") to purchase any and all of the shares of common stock of Kenetech Corporation (the "Company" or "Kenetech" hereinafter), together with its associated rights attached thereto issued pursuant to the Rights Agreement (collectively, the "Shares"), at a purchase price of $1.04 per Share, (the "Offer Price"), net to the seller in cash, without interest thereon. Pursuant to the draft Agreement and Plan of Merger dated October 25, 2000 (the "Merger Agreement" hereinafter) among KCH, KCM and Kenetech, KCM will merge with and into Kenetech. Following the merger, the separate corporate existence of KCM will cease and Kenetech shall continue as the surviving corporation. Mark D. Lerdal, the President, Chief Executive Officer and Director of Kenetech has entered into a subscription and contribution agreement with KCH and KCM pursuant to which he agreed to contribute his shares of the Company to KCH in exchange for capital stock of KCH. Such transaction and all related transactions are referred to collectively herein as the "Transaction".

     Scope of Engagement

     Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") has been retained by Kenetech to assist the Special Committee of the Board of Directors of the Company (the "Special Committee") in evaluating the terms of the Transaction and render an opinion (the "Opinion") as to the fairness, from a financial point of view, to the stockholders of the Company (except Mr. Mark D. Lerdal) of the consideration offered to them in connection with the Transaction. Additionally, Houlihan Lokey will assist the Special Committee in reviewing and negotiating terms of the proposed financial structure and Transaction and providing assistance in connection with defining, from a financial point of view, strategic and financial objectives.

                      Houlihan Lokey Howard & Zukin Financial Advisors, Inc.   1

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Executive Summary
     ---------------------------------------------------------------------------

     Summary of Recent Trading Activity

     The following table highlights the recent trading activity for the Company's common stock.

             ------------------------------------------------------
               Current Stock Price/[a]/                      $0.71
               52 Week High                                  $0.79
               52 Week Low                                   $0.49
               Thirty Day Average/[a]/                       $0.73
               Three Month Average/[a]/                      $0.72
               Six Month Average/[a]/                        $0.70
               One Year Average/[a]/                         $0.65
             ------------------------------------------------------
               /(a)/ Stock price as of October 24, 2000
             ------------------------------------------------------

     Summary of Analysis Completed

     In assessing the financial fairness of the Transaction to the Company's stockholders (except Mr. Mark D. Lerdal) we have: (i) analyzed the terms and conditions of the Transaction; (ii) performed certain valuation analyses of the Company; and (iii) considered the possibility and implications of completing certain alternatives to the Transaction.

     Summary of Due Diligence Performed

     In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the Company's annual reports to shareholders on Form 10-K for the fiscal years ended 1995 through 1999, the quarterly report on Form 10-Q for the two quarters ended June 30, 2000 and the internal Company financial statements for the period ending September 30, 2000, which Company's management has identified as being the most recent current financial statements available;

                     Houlihan Lokey Howard & Zukin Financial Advisors, Inc.    2

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Executive Summary
     ---------------------------------------------------------------------------

     2. met with certain members of the Company management, auditors and tax advisors, and Astoria Energy, LLC to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

     3. discussed the operations, financial condition, future prospects and projected operations and performance of the companies in which Kenetech has invested ("Company Investments") with Company management and certain members of the senior management of the Company Investments;

     4. reviewed the Merger Agreement and the letter from the Company dated October 25, 2000 ("Company Letter");

     5. reviewed financial statements and forecasts and projections for certain of the Company Investments;

     6. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

     7. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company and the Company Investments;

     8. reviewed various documents relating to the Company and Company Investments;

     9. reviewed various documents provided by counsel to the Special Committee relating to the cause of action filed in the Delaware Court of Chancery styled Kohls v. Duthie et al. and relied on the views
                             ---------------------
          expressed by counsel to the Special Committee with respect to it; and

     10. conducted such other studies, analyses and inquiries as we have deemed appropriate.

     Assumptions and Limiting Conditions

     We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company and the Company Investments, where applicable, and that, except to the extent

                     Houlihan Lokey Howard & Zukin Financial Advisors, Inc.    3

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Executive Summary
     ---------------------------------------------------------------------------

     provided for in the Company Letter, there has been no material change in the assets, financial condition, business or prospects of the Company and Company Investments, where applicable, since the date of the most recent financial statements made available to us. We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and the Company Investments and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties, assets or liabilities of the Company and the Company Investments. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

     Houlihan Lokey's conclusions stated herein are directed to the Special Committee and the Board of Directors, address only the fairness of the consideration to be received by the stockholders (except Mr. Mark D. Lerdal) in the Transaction and do not address the relative merits of the Transaction, any other matter provided for or contemplated by the Merger Agreement or any other transaction that may have been available as an alternative to the Transaction whether or not any such alternative could be or could have been achieved, or the terms upon which any such alternative transaction could be or could have been achieved. Further, this presentation addresses only issues related to the fairness, from a financial point of view to the stockholders (except Mr. Mark D. Lerdal), of the price for the sale of common stock, and we do not express any views on any other terms of the Merger Agreement, or any other agreement. In addition, we have assumed that in the course of obtaining the necessary regulatory and third party consents for the Transaction, no delay or restrictions will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

     Our conclusions stated herein do not constitute a recommendation to the Special Committee, the Board of Directors or stockholders as to whether the stockholders should tender their shares of common stock in the Offer or how the Special Committee, the Board of Directors or the stockholders should vote with respect to any matter relating to the Transaction, and do not address the underlying business decisions of the Board and the Special Committee to enter into the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

     All valuation methodologies that estimate the net worth of an enterprise on a going-concern basis are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

                     Houlihan Lokey Howard & Zukin Financial Advisors, Inc.    4

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Executive Summary
     ---------------------------------------------------------------------------

     This presentation is furnished solely to the Special Committee, the Board of Directors and the Company. This presentation may be relied upon only by the Special Committee and the Board of Directors and may not be relied upon by any other person, may not be quoted, referred to or reproduced at any time, in any matter or for any other purpose without our express, prior, written consent, which consent will not be unreasonably withheld (except that it may be filed in total by the Company as required under applicable federal securities laws). This presentation is delivered to the Special Committee subject to the conditions, scope of engagement, limitations and understandings set forth in this presentation and in our engagement letter dated August 24, 2000, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates. Houlihan Lokey has been retained on behalf of the Special Committee, and has delivered this presentation to the Special Committee and also to the other members of the Board of Directors. Houlihan Lokey's presentation will not be used for any other purpose other than in connection with the Transaction.

     Conclusions

     In summary, it is our opinion that the consideration to be received by the stockholders of the Company (except Mr. Mark D. Lerdal), pursuant to the Transaction, is fair from a financial point of view.

                     Houlihan Lokey Howard & Zukin Financial Advisors, Inc.    5

                                                                Company Overview

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Company Overview
     ---------------------------------------------------------------------------

     Company Profile

     Kenetech is a Delaware corporation that has historically been involved in the development, construction and management of independent power projects. During 1995 and 1996 the Company experienced significant liquidity constraints and in an effort to relieve itself from such constraints the Company initiated the sale of a significant amount of its assets. Today, Kenetech continues in project development activities at this time; however, it has ceased its construction and management activities and now has privately held minority interest investments in the power generation, Internet, technology and biotechnology sectors.

       . Kenetech went public in September 1993 at $16.50 per share. The
         Company's stock is currently traded at $0.71.

       . Company's stock is thinly traded without meaningful equity analyst coverage.

     Current Ownership Profile

     The largest holders of Kenetech's common stock as of September 2000 are summarized in the table below:


     Holder                                            Shares Held     % Percent


     Mark Lerdal                                       11,365,458          35.6%
     James E. Kreuger Trust                             1,500,000           4.7%
     Stephen Massocca                                     447,000           1.4%
     Taube Family Foundation                              168,500           0.5%
     ---------------------------------------------------------------------------
     Total Shares Held by Large Shareholders & Insiders                    41.6%



                     Houlihan Lokey Howard & Zukin Financial Advisors, Inc.    6

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Company Overview
      --------------------------------------------------------------------------

       Summary Financial Information

                                 Kenetech Summary Financial Information
                                     Balance Sheet as of 9/30/2000
               (In 000's)
               ASSETS
               Cash and Cash Equivalents                                 $ 3,514
               Funds in Escrow                                               125
               Accounts Receivable                                            10
               Traded Debt Securities                                     18,831
               Other Current Assets                                        2,075
                                                                         -------
                  Total Current Assets                                    24,555


               Project Development Advances:
               OSB Chateaugay LLC                                            844
               Astoria Energy LLC                                          4,974
               Whinash                                                       350

               Held-to-maturity Debt Securities:
               Indosuez Capital Fuding VI, Ltd.                            2,500
               ServiSense.com, Inc.                                        1,000


               Other Investments:
               Astoria Energy LLC                                          6,000
               7 Other Investments                                         2,233

               Other Assets                                                  138
                                                                         -------
               Total Assets                                              $42,594
                                                                         =======

               LIABILITIES & STOCKHOLDERS' EQUITY

               Accounts Payable                                          $ 1,499
               Accrued Liabilities & Reserves                              2,370
               Other Current Liabilities                                     122
                                                                         -------
                  Total Current Liabilities                                3,990

               Accrued Liabilities                                           905
               Deferred Benefit for Deconsolidated Subsidiary Losses      10,305
                                                                         -------

               Total Liabilities                                          15,201

               Total Stockholders Equity                                  27,393
                                                                         -------

               Total Liabilities and Stockholders' Equity                $42,594
                                                                         =======

                  Houlihan Lokey Howard & Zukin Financial Advisors, Inc.       7

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Company Overview
      --------------------------------------------------------------------------

                                  Kenetech Historical Summary Financial Information - Balance Sheet

                                                                     Fiscal Year Ending Dec 31:              As of
                                                            ---------------------------------------
          (In 000's)                                             1997        1998           1999           9/30/2000
                                                                                                        -------------
          ASSETS
          Cash and Cash Equivalents/Funds in Escrow         $   8,491    $   67,902      $   15,605        $    3,639
          Traded Debt Securities                                    0             0          31,388            18,831
          Total Current Assets                                 86,634        84,461          47,567            24,555
          Total Assets                                         90,586        84,485          50,097            42,594

          LIABILITIES & STOCKHOLDERS' EQUITY

          Total Current Liabilities                           203,179    $   53,072          $5,679        $    3,990
          Total Long-term Liabilities                          19,112        34,793          11,473            11,211
          Total Stockholders Equity                          (131,705)       (3,380)         32,945            27,393


                 Kenetech Historical Summary Financial Information - Income Statement

                                  Fiscal Year Ending Dec 31:           YTD
                           ------------------------------------
(In 000's)                     1997           1998        1999       9/30/2000
                                                                   ------------
Revenues                    $  40,993     $  251,921    $ 5,431     $  1,551
Operating Income              (20,041)       208,728       (325)        (541)
   Operating Income Margin      -48.9%          82.9%      -6.0%       -34.9%
EBITDA                          8,406        214,020       (294)        (517)
   EBITDA Income Margin          20.5%          85.0%      -5.4%       -33.4%


                       Houlihan Lokey Howard & Zukin Financial Advisors, Inc.  8

                                                     Overview of KCH Transaction

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Overview of KCH Transaction
               -----------------------------------------------------------------

               Background/Description of Proposal

               Over the last several years, the Company has received no meaningful expressions of interest concerning the acquisition of the Company, and no discussions have ever resulted in a definitive offer or proposal. At a meeting of the Board of Directors held on June 21, 2000, Mr. Lerdal advised the Board of Directors that he had been contacted by a potential acquisition group and that the acquisition group had expressed interest in potentially acquiring the Company.

               For that reason, on July 5, 2000 the Board of Directors established the Special Committee to review and evaluate the terms and conditions and determine the advisability of a proposed transaction, communicate with the acquisition group with respect to terms and conditions of a proposed transaction, determine whether the transaction is fair to and in the best interest of the Company and its stockholders, and recommend to the full Board what action, if any, should be taken by the Company with respect to the proposed transaction.

               In August 2000, the Company received an unsolicited expression of interest from ValueAct Capital Partners ("VAC") to purchase Kenetech for $0.95 per share. The August 2000 proposal of $0.95 was rejected as inadequate. After further negotiations by the Special Committee, the Kenetech Board of Directors authorized the Special Committee to execute and deliver a letter of intent ("LOI") on September 27, 2000. Among other things, the LOI provided that the Company would negotiate exclusively with VAC for 30 days in an attempt to arrive at final terms for VAC's purchase of Kenetech's stock (through KCH and KCM), excluding the shares of Mr. Mark D. Lerdal, for $1.04 per share.

               VAC proposes to structure the Transaction as a recapitalization of the Company, in which Mr. Lerdal would "rollover" all of his existing equity in the Company. The purchase of all of the other outstanding shares of common stock of the Company would be effected through an all cash tender offer by KCM. Any shares remaining after the tender offer would be cashed out at the same price in a merger of KCM into the Company.

                       Houlihan Lokey Howard & Zukin Financial Advisors, Inc.  9

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Overview of KCH Transaction
               -----------------------------------------------------------------

               Following the merger of KCM with and into the Company, the separate corporate existence of KCM will cease and Kenetech shall continue as the surviving corporation. The consideration to be paid in the merger would be identical to that paid in the tender offer.

               The tender offer will be conditioned on KCH receiving at least 85% of the outstanding shares (excluding the shares held by Mr. Lerdal). Mr. Lerdal has entered into a subscription and contribution agreement with KCH and KCM pursuant to which Mr. Lerdal agreed to contribute his shares of Kenetech to KCH in exchange for shares of KCH. In addition, Mr. Lerdal would enter into a Voting Agreement with KCH and KCM pursuant to which he would agree to (i) not tender his shares of Kenetech in the Transaction and (ii) grant to KCH a proxy with respect to voting of such shares.

               DEAL OBSERVATIONS

                                                                            Adjusted Net Asset Value Range
                                                                           --------------------------------
                                                                                 Low              High
                                                                           --------------------------------
Concluded Range of Adjusted Net Asset Value Per Share                           $0.96             $1.13

                                                             Book Value Per Share As of September 30, 2000
                                                            -----------------------------------------------
Stated Book Value Per Share as of September 30, 2000                                    $0.86



               . Price is at a substantial premium to the Company's stock price prior to disclosure of discussions (a premium of 46.5% over the current stock price of $0.71).


                       Houlihan Lokey Howard & Zukin Financial Advisors, Inc. 10

STRICTLY CONFIDENTIAL               Special Committee of the Board of Directors

Overview of KCH Transaction
     ---------------------------------------------------------------------------


     OTHER COMMENTS

      . Transaction is a going private acquisition with Mr. Mark D. Lerdal, Chairman, President and Chief Executive Officer of the Company, contributing his shares of Kenetech to KCH in exchange for shares of capital stock of KCH.

     .    VAC will finance the Transaction with equity capital.

     . The Merger Agreement contains a modest termination fee (up to $750,000) payable by Kenetech if a superior proposal is accepted.

     . The tender offer is conditioned on KCH receiving at least 85% of the outstanding shares (excluding the shares held by Mr. Mark D. Lerdal).

     . The Merger Agreement contains a "fiduciary out" clause regarding superior proposals which may arise prior to closing. The Merger Agreement also contains a "fiduciary out" clause permitting the Company to withdraw its recommendation of the Offer and/or the merger.

                       Houlihan Lokey Howard & Zukin Financial Advisors, Inc. 11

Independent Valuation Assessment of Kenetech Corp.

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Independent Valuation Assessment of Kenetech Corp.
     ---------------------------------------------------------------------------

     MARKET CAPITALIZATION APPROACH

     This approach is based on the premise that the value of a company can be estimated by analyzing the prices paid by investors for shares of publicly traded companies with similar characteristics. Value multiples are determined based on the ratios of current market valuations to operating performance measurement such as Earnings. The operating performance measures are adjusted to reflect representative levels and market multiples are selected on a risk-adjusted basis. By utilizing a variety of derived multiples, one is able to assess value based on various measures of a company's operating performance. Another common method of obtaining such multiples is to examine companies that have recently been sold in the public marketplace. Where subject company earnings and cash flows or the prospects thereof are material enough to evaluate, this approach is highly useful. However, the Company's Investments are predominantly development stage or start-up companies. These characteristics render the market capitalization approach virtually impossible to apply in arriving at reasonable valuation indications for the Company Investments. In such instances the prior transaction and discounted cash flow approaches provide more meaningful valuation indications.

     PRIOR STOCK TRANSACTION APPROACH

     This approach utilizes value indications arrived at in examining prior stock transactions. This approach is highly relevant to the Company Investments as most of Kenetech's investments have occurred in the last nine months.

     DISCOUNTED FREE CASH FLOW APPROACH

     The discounted free cash flow ("FCF") approach is based on the premise that the value of an investment is equal to the present value of the future cash flows. This approach typically utilizes projected financial statements prepared by management, including estimates of working and long-term capital needs, to estimate free cash flows. The free cash flows on a leveraged basis are discounted, at the subject company's equity rate of return. A terminal value is calculated assuming a sale of the company in the final year of the forecast and this amount is discounted to the present at the subject company's equity rate of return.

                      Houlihan Lokey Howard & Zukin Financial Advisors, Inc.  12

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Independent Valuation Assessment of Kenetech Corp.
     ---------------------------------------------------------------------------

     ADJUSTED NET ASSET APPROACH

     The adjusted net asset approach differs from the market capitalization, prior transactions and FCF approaches in that it focuses on individual asset and liability values from the company's balance sheet, which are adjusted to fair market value, in contrast to the market capitalization and FCF approaches which focus on the aggregate returns generated by all the company's assets. This going-concern approach is appropriate in instances where the subject company has a heavy investment in tangible assets or where operating earnings are insignificant relative to the value of the underlying assets, such as in holding companies. Kenetech's stock was valued using the adjusted net asset approach.

                      Houlihan Lokey Howard & Zukin Financial Advisors, Inc.  13

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Independent Valuation Assessment of Kenetech Corp.
     ---------------------------------------------------------------------------

(In 000's)
                                                                       Actual As of                 Adjusted
                                                                         9/30/00                Net Assets Value
                                                                       ----------   ------------------------------------
ASSETS
Current Assets:
            Cash and Cash Equivalents                                   $   3,514   $     3,514      -      $     3,514
            Funds in Escrow                                                   125           125      -              125
            Accounts Receivable                                                10            10      -               10
            Traded Debt Securities                                         18,831        16,537      -           16,537
            Prepaid                                                           228           178      -              178
            Interest Receivable                                               347           347      -              347
            Insurance Proceeds Receivable                                   1,500         1,500      -            1,500
                                                                       ----------  ------------            ------------
Total Current Assets                                                       24,555        22,211      -           22,211

Project Development Advances:
            OSB Chateaugay LLC                                                844         1,300      -            2,000
            Astoria Energy LLC                                              4,974         8,500      -            9,000
            Whinash                                                           350            99      -              123
                                                                       ----------  ------------            ------------
Project Development Advances:                                               6,168         9,899      -           11,123

Held-to-maturity Debt Securities:
            Indosuez Capital Fuding VI, Ltd.                                2,500         2,500      -            2,500
            ServiSense.com, Inc.                                            1,000           900      -              900
                                                                       ----------  ------------            ------------
Total Held-to-maturity Debt Securities                                      3,500         3,400      -            3,400

Other Investments:
            Astoria Energy LLC                                              6,000         6,500      -           10,000
            Francisco Partn er, L.P.                                          840           840      -              840
            Draper Atlantic Venture Fund II, L.P.                             250           250      -              250
            Sage Systems, Inc.                                                500           500      -              800
            Odin Millenium Partnership, Ltd.                                  250         1,050      -            1,200
            GenPhar, Inc.                                                     250           250      -              250
            Interactive International Commerce, Ltd                           100           150      -              250
            BreightBurn Energy Company, LLC                                    43            43      -               43
                                                                       ----------  ------------            ------------
Total Other Investments                                                     8,233         9,583      -           13,633

Property, Plant and Equipment, net                                             34             0      -               34
Other Assets                                                                   60            60      -               60
Capitalized Expenses                                                           44             0      -                0

                                                                       ----------  ------------            ------------

Total Assets                                                            $  42,594   $    45,152      -      $    50,461
                                                                       ==========  ============            ============

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilties:
           Accounts Payable                                             $   1,499   $         4      -      $         4
           Accrued Liabilities & Reserves                                   2,370         1,425      -            1,425
           Current Taxes Payable                                              122           122      -              122
           Other Notes Payable                                                  0             0      -                0
           Accrued Stock Repurchase Obligation                                  0             0      -                0
                                                                       ----------  ------------            ------------
Total Current Liabilities                                                   3,990         1,551      -            1,551

Accrued Liabilities                                                           905           887      -              887
Deferred Benefit for Deconsolidated Subsidiary Losses                      10,305         4,741      -            4,073
                                                                       ----------  ------------            ------------

Total Liabilities                                                          15,201         7,179      -            6,511

Stockholders' Equity:
           Common Stock                                                         3           N/A      -              N/A
           Additional Paid-in Capital                                     216,318           N/A      -              N/A
           Accumulated Deficit                                           (188,928)          N/A      -              N/A
                                                                       ----------  ------------            ------------
Total Stockholders' Equity                                                 27,393        37,973      -           43,949

Total Liabilities and Stockholders' Equity                             $   42,594   $    45,152      -      $    50,461

Indicated Range of Adjusted Net Asset Value                                         $    37,973             $    43,949
Present Value of Overhead Costs                                                         ($5,514)                ($4,154)
Trapped in Capital Gains                                                                 (2,006)     -           (4,130)
Concluded Range of Adjusted Net Asset Value -                                            30,452      -           35,666
Shares                                                                               31,970.164      -       31,970.164

Indicated Range of Adjusted Net Asset Value Per Share                               $      0.95      -      $      1.12

Plus: Derivative Action Value Increment                                             $      0.01      -      $      0.01
                                                                                   ------------            ------------

Concluded Range of Adjusted Net Asset Value Per Share                               $      0.96      -      $      1.13
                                                                                   ============            ============

                      Houlihan Lokey Howard & Zukin Financial Advisors, Inc.  14

STRICTLY CONFIDENTIAL               Special Committee of Board the of Directors


Independent Valuation Assessment of Kenetech Corp.
       ----------------------------------------------------

                                                                                  KWND%              Kenetech

                                                     Value Indication Range     Ownership         $ Ownership Range
                                               -----------------------------   -----------     ------------------------
    ADVANCES:

    Astoria Energy LLC
          Prior Transaction #1 - Kenetech              N/A -           N/A         N/A         $4,974,000 - $ 4,974,000
          Free Cash Flow Approach                      N/A -           N/A         N/A         $8,568,347 - $ 9,151,527
                                                                                               ----------   -----------

    OSB Chateaugay LLC
          Prior Transaction #1 - Kenetech              N/A -           N/A         N/A         $  844,107 - $   844,107
          Prior Transaction #2 - Willamette    $ 3,500,000     $ 4,000,000         N/A         $1,542,733 - $ 1,676,067
          Free Cash Flow Approach #1           $ 3,500,000 -   $ 4,000,000         N/A         $  983,438 - $ 1,086,563
          Free Cash Flow Approach #2           $43,275,852 -   $48,374,207        10.0%        $4,327,585 - $ 4,837,421
                                               -----------     -----------                     ----------   -----------
               Indicated Value

    Whinash
          Prior Transaction #1 - Kenetech              N/A -           N/A         N/A         $   99,020 - $   123,611
                                               -----------     -----------                     ----------   -----------
               Indicated Value

    DEBT SECURITIES:

    Indosuez Capital Funding VI, Ltd.
          Prior Transaction - Kenetech                 N/A -           N/A         N/A         $2,500,000 - $ 2,500,000
                                               -----------     -----------                     ----------   -----------
               Indicated Value

    ServiSense.com, Inc.
          Prior Transaction #1 - Kenetech              N/A -           N/A          NA         $1,000,000 - $ 1,000,000
                                               -----------     -----------                     ----------   -----------
               Indicated Value

    INVESTMENTS:

    Astoria Energy LLC
          Prior Transaction #1 - Kenetech      $30,000,000 -   $30,000,000        20.0%        $6,000,000 - $ 6,000,000
          Free Cash Flow Approach              $38,293,022 -   $58,755,113        18.8%        $7,199,088 - $11,045,961
                                               -----------     -----------                     ----------   -----------
          Indicated Value

    Francisco Partners L.P
          Prior Transaction #1 - Kenetech              N/A -           N/A         N/A         $  840,000 - $   840,000
                                               -----------     -----------                     ----------   -----------
               Indicated Value

    Draper Altantic Venture Fund II, L.P.
          Prior Transaction #1- Kenetech               N/A -           N/A         N/A         $  250,000 - $   250,000
                                               -----------     -----------                     ----------   -----------
               Indicated Value

    Sage Systems, Inc.
          Prior Transaction #1 - Kenetech      $ 7,142,857 -   $ 7,142,857         7.0%        $  500,000 - $   500,000
          Prior Transaction #2                 $14,457,153 -   $14,457,153         4.2%        $  607,200 - $   607,200
          Discounted Cash Flow                 $33,745,034 -   $57,699,794         4.2%        $1,417,291 - $ 2,423,391
                                               -----------     -----------                     ----------   -----------
               Indicated Value

    Odin Millenium Partnership, Ltd.
          Prior Transaction #1 - Kenetech      $80,000,000 -   $90,000,000         1.5%        $1,200,000 - $ 1,350,000
          Prior Transaction #2                 $28,500,000 -   $28,500,000         1.5%        $  427,500 - $   427,500
                                               -----------     -----------
               Indicated Value                                                     1.5%        $1,050,000 - $ 1,200,000

    GenPhar, Inc.
          Prior Transaction #1- Kenetech       $35,714,286 -   $35,714,286         0.7%        $  250,000 - $   250,000
                                               -----------     -----------
               Indicated Value

    Interactive International Commerce, Ltd.
          Prior Transaction #1                         N/A             N/A         N/A         $   33,333 - $    33,333
          Prior Transaction #2 - Kenetech      $33,333,333 -   $33,333,333         N/A         $  100,000 - $   100,000
          Prior Transaction #3                         N/A             N/A         N/A         $  299,997 - $   299,997
                                               -----------     -----------                     ----------   -----------
               Indicated Value

    BreightBurn Energy Company, LLC
          Prior Transaction #1- Kenetech               N/A -           N/A         N/A         $   42,500 - $    42,500
                                               -----------     -----------                     ----------   -----------

                                                 Indicated MVE Range
                                                --------------------
                                                  Low         High
                                                ------      --------
    ADVANCES:

    Astoria Energy LLC
          Prior Transaction #1 - Kenetech
          Free Cash Flow Approach

                                                $8,500,000 - $ 9,000,000
    OSB Chateaugay LLC
          Prior Transaction #1 - Kenetech
          Prior Transaction #2 - Willamette
          Free Cash Flow Approach #1
          Free Cash Flow Approach #2

               Indicated Value                  $1,300,000 - $ 2,000,000

    Whinash
          Prior Transaction #1 - Kenetech

               Indicated Value                  $   99,000 - $   123,000

    DEBT SECURITIES:

    Indosuez Capital Funding VI, Ltd.
          Prior Transaction - Kenetech

               Indicated Value                  $2,500,000 - $ 2,500,000

    ServiSense.com, Inc.
          Prior Transaction #1 - Kenetech

               Indicated Value                  $  900,000 - $   900,000

    INVESTMENTS:

    Astoria Energy LLC
          Prior Transaction #1 - Kenetech
          Free Cash Flow Approach

          Indicated Value                       $6,500,000 - $10,000,000

    Francisco Partners L.P
          Prior Transaction #1 - Kenetech

               Indicated Value                  $  840,000 - $   840,000

    Draper Altantic Venture Fund II, L.P.
          Prior Transaction #1- Kenetech

               Indicated Value                  $  250,000 - $   250,000

    Sage Systems, Inc.
          Prior Transaction #1 - Kenetech
          Prior Transaction #2
          Discounted Cash Flow

               Indicated Value                  $  500,000 - $   800,000

    Odin Millenium Partnership, Ltd.
          Prior Transaction #1 - Kenetech
          Prior Transaction #2

               Indicated Value                  $1,050,000 - $ 1,200,000

    GenPhar, Inc.
    Prior Transaction #1- Kenetech

    Indicated Value                            $   250,000 - $   250,000

    Interactive International Commerce, Ltd.
          Prior Transaction #1
          Prior Transaction #2 - Kenetech
          Prior Transaction #3

               Indicated Value                 $   150,000 - $   250,000

    BreightBurn Energy Company, LLC
          Prior Transaction #1- Kenetech
                                               $    42,500   $    42,500

                     Houlihan Lokey Howard & Zukin Financial Advisors, Inc.   15

--------------------------------------------------------------------------------
 STRICTLY CONFIDENTIAL               Special Committee of the Board of Directors
--------------------------------------------------------------------------------
  Independent Valuation Assessment of Kenetech Corp.
         -----------------------------------------------------------------------

          Orderly Liquidation Approach

          This approach implies that the firm is no longer a going concern and the value lies not within the expected future earnings of the assets, but in the expected fair market value of the assets less (i) any discount for the orderly sale and (ii) the liabilities of the firm.


               -------------------------------------------------------------------------------------------------------------------
                Proceeds from Liquidation
                of Salable Assets (000's)
                                                         Adjusted Net Asset Value         % on Sale            Proceeds
                                                     ------------------------------  ------------------  -------------------------
                Assets                                       Low          High         Low       High      Low          High
               -------------------------------------------------------------------------------------------------------------------
                Cash and Cash Equivalents                       3,514 -       3,514     100% -     100%     $ 3,514 -     $ 3,514
                Fund in Escrow                                    125 -         125      80% -     100%         100 -         125
                Accounts Receivable                                10 -          10      70% -      80%           7 -           8
                Traded Debt Securities                         16,537 -      16,537     100% -     100%      16,537 -      16,537
                Prepaid                                           178 -         178       0% -       0%           0 -           0
                Interest Receivable                               347 -         347     100% -     100%         347 -         347
                Insurance Proceeds                              1,500 -       1,500     100% -     100%       1,500 -       1,500

                Project Development Advances:
                    OSB Chateaugay LLC                          1,300 -       2,000      50% -      70%         650 -       1,400
                    Astoria Energy LLC                          8,500 -       9,000      50% -      70%       4,250 -       6,300
                    Whinash                                        99 -         123      10% -      50%          10 -          62

                Held-to-maturity Debt Securities:
                    Indosuez Capital Fuding VI, Ltd.            2,500 -       2,500      70% -      90%       1,750 -       2,250
                    ServiSense.com, Inc.                          900 -         900      60% -      80%         540 -         720

                Other Investments:
                    Astoria Energy LLC                          6,500 -      10,000      50% -      70%       3,250 -       7,000
                    Francisco Partner, L.P.                       840 -         840      70% -      90%         588 -         756
                    Draper Atlantic Venture Fund II, L.P.         250 -         250      70% -      90%         175 -         225
                    Sage Systems, Inc.                            500 -         800      10% -      50%          50 -         400
                    Odin Millenium Partnership, Ltd.            1,050 -       1,200      40% -      60%         420 -         720
                    GenPhar, Inc.                                 250 -         250      10% -      50%          25 -         125
                    Interactive International Commerce, Ltd.      150 -         250      10% -      50%          15 -         125
                    BreightBurn Energy Company, LLC                43 -          43      10% -      50%           4 -          21

                Property, Plant and Equipment, net                  0 -          34       0% -      50%           0 -          17
                Other Assets                                       60 -          60      40% -      60%          24 -          36

                                                     ----------------   -----------                      ----------   ------------

               -------------------------------------------------------------------------------------------------------------------
                Total                                         $45,152       $50,461                         $33,756 -     $42,188
               -------------------------------------------------------------------------------------------------------------------

                Less: Administrative and Operating Costs in Liquidation, 5% of Total Assets        5.0%       1,688 -       2,109
                                                                                                         ----------   ------------

               ===================================================================================================================
                Total Proceeds Available to Claims                                                          $32,068       $40,078
               ===================================================================================================================


                Claims to Proceeds from Liquidation (000s')

                                                          Revised Market Value           % Recovery            Recovery
                                                     ------------------------------  ------------------  -------------------------
                Claims                                       Low          High         Low       High      Low          High
               -------------------------------------------------------------------------------------------------------------------
                Account Payable                                     4 -           4     100%       100%     $     4 -     $     4
                Accrued Liabilities                             1,425 -       1,425     100%       100%       1,425 -       1,425
                Current Taxes Payable                             122 -         122     100%       100%         122 -         122

                Accrued Liabilities                               887           887     100%       100%         887 -         887
                Deferred Benefit for Deconsolidated Subsidiary
                Losses                                          4,741         4,073     100%       100%       4,741 -       4,073
                                                                                                         ----------   ------------

               -------------------------------------------------------------------------------------------------------------------
                Total Proceeds Before Equity Claim             $7,179        $6,511                         $ 7,179 -     $ 6,511
               -------------------------------------------------------------------------------------------------------------------

               ===================================================================================================================
                Total Proceeds Available to Common Equity                                                   $24,889 -     $33,567
               ===================================================================================================================

                Common Shares Outstanding                                                                31,970.164    31,970.164
                                                                                                         ----------   ------------

               ===================================================================================================================
               Indicated Total Liquidation Value per Share                                                    $0.78 -       $1.05
               ===================================================================================================================

               Plus: Derivative Action Value Increment                                                        $0.01 -       $0.01
                                                                                                         ----------   ------------

               ===================================================================================================================
               Concluded Total Liquidation Value per Share                                                    $0.79 -       $1.06
               ===================================================================================================================

                        Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Independent Valuation Assessment of Kenetech Corp.
       -------------------------------------------------------------------------


     Acquisition Premium Analysis

     We analyzed the acquisition premiums (the difference between the acquisition price and unaffected trading price) paid in acquisitions of a 100% interest of energy services, electric, gas and sanitary services companies that occurred between 1994 and June 2000. See chart below.

                           Control Premium Analysis



                                   [GRAPH]

[_]  Electrical, Gas, Water & Sanitary Services
[_]  Energy Services
[_]  All Industry


Source: Mergerstat


                          Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Independent Valuation Assessment of Kenetech Corp.
          ----------------------------------------------------------------------

               -------------------------------------------------------------------------------------------------
                                                                KWND            LTM ending     Implied Control
                                 Industry                     10/18/00          10/18/2000         Premium
                                                            Stock Price/[a]/     Premium/*/     KWND Price/[b]/
               -------------------------------------------------------------------------------------------------
                All Industry                                     $0.71             40.5%             $1.00
                Energy Services                                  $0.71             23.0%             $0.87
                Electrical, Gas, Water & Sanitary Supplies       $0.71             33.3%             $0.95
               -------------------------------------------------------------------------------------------------
                Implied Range                                         $0.87-$1.00
               -------------------------------------------------------------------------------------------------
                /[a]/ Stock price 5-days prior to announcement of transaction
                /[b]/ Implied control premium price based on Kenetechs stock price as of October 18, 2000 multiplied by the given premia.
                /*/   Source: Mergerstat
               =================================================================================================

          The acquisition premiums implied by the value of the Transaction consideration being received by the shareholders of the Company is shown in the following table:

                    -------------------------------------------------------------------
                                               Kenetech          Implied Acquisition
                            Date             Stock Price            Premium/[a]/
                    -------------------------------------------------------------------
                     1-day prior                $0.71                  46.5%
                     5-days prior               $0.71                  46.5%
                     20-days prior              $0.73                  42.5%
                     60-days prior              $0.72                  44.4%
                     90-days prior              $0.53                  96.2%
                     180-days prior             $0.65                  60.0%
                    -------------------------------------------------------------------
                     /[a]/ Based upon a per share Transaction price of $1.04.
                    ===================================================================


                          Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Independent Valuation Assessment of Kenetech Corp.
            --------------------------------------------------------------------

          Valuation Summary

          ---------------------------------------------------------------------------------------------------------
                                                                              Adjusted Net Asset Value Range
                                                                      ---------------------------------------------
                                                                           Low                            High
                                                                      ---------------------------------------------
          Concluded Range of Adjusted Net Asset Value Per Share            $0.96                         $1.13

                                                                      Book Value Per Share As of September 30, 2000
                                                                      ---------------------------------------------

          Stated Book Value Per Share as of September 30, 2000                            $0.86


                          Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

                    Consideration of Strategic Alternatives

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Consideration of Strategic Alternatives
          ----------------------------------------------------------------------

          In evaluating the fairness of the consideration to be received by the common stockholders (except Mr. Mark D. Lerdal), from a financial point of view, we considered the expected value to the Kenetech common stock shareholders of completing the Transaction and certain alternatives to the Transaction. With regard to each alternative we qualitatively considered the valuation implications to the Company's common stock, the probability of successfully completing the alternative, and the cost and time to implement. The current situation overview and summaries of strategic alternatives considered are described below.

          Current Situation Overview

          . Kenetech's operations consist of managing cash and traded securities investments, various development stage company investments and private equity fund investments. The Company's primary assets currently consist of cash and traded securities. The Company also has a significant investment in Steinway LLC, which owns approximately 20% ownership position in Astoria Energy LLC.

          . Kenetech's competitive advantage rests in the ability of Mr. Lerdal to source attractive deals. Mr. Lerdal's expertise is in energy project development.

          . Of the $22.4 million of cash and traded debt securities as of September 30, 2000, approximately $13.0 million is uncommitted for future investments.

          . Astoria Energy, LLC is in development stage; state approval processes are continuing as are financing discussions.

          . OSB Chateaugay operates in a cyclical industry that is largely dependent on new home construction.

          . The Company's investment commitments in the Francisco and Draper funds were recently made. The Company has future capital calls and the cash invested will be inaccessible for an extended period of time.

          . In 1999, the Company declared a dividend of one preferred share purchase right ("Rights") for each outstanding share of Common Stock. The Rights are not exercisable until public announcement of a tender offer or exchange or an investor has acquired 15% or more ownership.


                          Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Consideration of Strategic Alternatives
          ----------------------------------------------------------------------

          Status Quo

          . The Company's stockholders retain the upside, and the risk, of the Company's operations.

          . Kenetech would continue operating and would likely have entree into future power development projects and other investments. With regard to non-power related investments the Company has little historical experience.

          . The Astoria investment is subject to significant milestone risks. Astoria could be sold at any time through construction financing or the Company could maintain ownership going forward, depending on future negotiations.

          . The Company could utilize its existing NOL carryforwards, however the business generates nominal profitability and the utilization of NOLs would largely occur only in the context of asset sales.

          . The Company has a long-term contingent liability provided in its financial statements of $10.3 million relating to the Deferred Benefit of Deconsolidated Subsidiary Losses. The $10.3 million reserve is based upon the judgment of the Company and its advisors regarding the appropriate amount to be provided under US GAAP. In determining the value of this liability we have relied on Company advisors.

          . The likelihood, timing and magnitude of the financial impact of Kohls v. Duthie et al. is uncertain.

          .  The Company's shares are thinly traded.

          Sale To Vac

          . VAC provides liquidity at a substantial premium to the currently traded price. VAC would assume the risk of all liabilities and upside return of the Company Investments.

          . Offer is an all cash offer funded with equity capital, significantly reducing financing risk.


                          Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Consideration of Strategic Alternatives
          ----------------------------------------------------------------------

          Sale To Another Strategic Buyer

          . There are relatively few strategic buyers for a group of assets as diverse in nature as Kenetech's.

          . The Company's most significant strategic asset is Astoria Energy, LLC ("Astoria"). Power generation related companies, of which there are many, present the most likely universe of strategic acquirors for this asset. Kenetech has held informal discussions with likely strategic acquirors for Astoria (including Dynagee and Florida Power & Light). Discussions, with respect to Astoria, have been only preliminary with no indications of value or ownership.

          . The time required to find an alternative buyer and secure a better offer is uncertain.

          . Although the Kenetech's Board is continuously considering various strategic alternatives, the Company has received no indications of interest either orally or in written form prior to the VAC offer. The Company has disclosed in its 10-Q filing that it is "evaluating all strategic alternatives available to it. The Company has retained professionals to assist it in such evaluations."

          . Kenetech has a substantial contingent liability, which may make Kenetech unattractive to certain buyers.

          . All of Kenetech's investments are privately held minority interest investments. The nature of these investments may make Kenetech unattractive to certain buyers.

     STRATEGIC ACQUISITIONS

          . As size is becoming an increasingly more important factor in a company's ability to compete in the independent power industry, Kenetech does not have resources to be able to effect sufficient strategic acquisitions to reach critical mass.


                          Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

STRICTLY CONFIDENTIAL                Special Committee of the Board of Directors

Consideration of Strategic Alternatives
          ----------------------------------------------------------------------

     Sale To A Financial Buyer

          . Kenetech has diverse minority investments in privately held entities, which may make Kenetech unattractive to certain buyers.

          . There may be interest in the speculative nature of the Astoria investment.

          . Kenetech has a substantial contingent liability which may make Kenetech unattractive to certain buyers.

          . Although Kenetech's Board of Directors is continuously considering various strategic alternatives, the Company has received no indications of interest either orally or in written form prior to the VAC offer. The Company has had very preliminary discussions with two financial buyer groups with no verbal or written indications.

          . The time required to find an alternative buyer and secure a better offer is uncertain.

     Liquidation

          . A liquidation of Kenetech's assets does not appear to maximize shareholder value.


                          Houlihan Lokey Howard & Zukin Financial Advisors, Inc.